SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 1, 2012

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

On November 1, 2012, we entered into a Share Purchase Agreement with our subsidiary Cell Cure Neurosciences Ltd., an Israeli company, pursuant to which we agreed to purchase 87,456 Cell Cure ordinary shares in exchange for 906,735 of our common shares. As a result of the share purchase, we will own, directly and through our wholly owned subsidiary ES Cell International Pte. Ltd., approximately 62.6% of the outstanding ordinary shares of Cell Cure.

The number of common shares we will issue to acquire the Cell Cure shares was based upon an average market price of $3.86 per BioTime common share determined on the basis of the ten actual trading days prior to November 1, 2012 (it is noted that the NYSE MKT was closed on October 29th and 30th due to adverse weather conditions).  Under the Share Purchase Agreement, we may be required to issue additional common shares to Cell Cure, or Cell Cure may be required to issue additional Cell Cure ordinary shares to us, depending upon whether the market value of BioTime common shares increases or decreases by more than 15%, based upon the average closing price for the ten trading days commencing on May 1, 2013.  If the market value of BioTime common shares declines by more than 15% then we will issue an additional number of shares required to make the value of the total number of common shares we issued equal to $3.5 million, less the initial $3.86 market price multiplied by any BioTime common shares sold by Cell Cure prior to that date, and subject to a maximum 33% increase in the number of BioTime shares issued.  Conversely, if the value of BioTime shares increases by more than 15% as of such date, Cell Cure will be required to issue to us a number of additional Cell Cure ordinary shares sufficient to bring the value of the Cell Cure shares issued to us under the Share Purchase Agreement to the value of the BioTime common shares we issued, also determined on the basis of a ten day trading period commencing on May 1, 2013, but subject to a 33% maximum increase in the number of Cell Cure shares issued.

Cell Cure is engaged in the research and development of human cell-based therapies for the treatment of retinal and neural degenerative diseases It is currently focusing its efforts on developing cells for the treatment of macular degeneration as well as working on other neural degenerative diseases.  Cell Cure’s lead product under development is OpRegen®, a proprietary formulation of retinal cells designed to provide a long-term therapy for dry age-related macular degeneration, the leading cause of blindness in the aging population.  Plans for the development of OpRegen® include filing an application to commence human clinical trials in 2013.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release Dated November 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date:	November 7, 2012	By:	/s/ Peter S. Garcia
Chief Financial Officer

Exhibit Number	Description

99.1	Press Release Dated November 7, 2012.